* AT EACH PLACE WHERE INFORMATION HAS BEEN REDACTED, AN ASTERISK HAS BEEN INSERTED. THIS CONFIDENTIAL PORTION HAS BEEN SO OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT.
                                                                    Exhibit 10.1

                                 NARROWSTEP INC.

                              EMPLOYMENT AGREEMENT

                                       OF
                                DAVID C. MCCOURT

        This EMPLOYMENT AGREEMENT (this "AGREEMENT"), dated June 8, 2007 (the "EFFECTIVE DATE"), is made by and between Narrowstep Inc., a Delaware corporation located at 116 Village Blvd, Suite 200, Princeton, New Jersey 08540 (the "COMPANY") and David C. McCourt, a resident of the State of New Jersey, United States of America (the "EXECUTIVE").

        1.      EMPLOYMENT.

                1.1. The Company agrees to employ the Executive as Chief Executive Officer and Chief Operating Officer of the Company and, so long as this Agreement remains in force and Executive remains a member of the Company's Board of Directors (the "Board"), Chairman of the Board, rendering the services and performing the duties and responsibilities consistent with such positions as may be determined and directed by the Board, in its sole discretion, and subject to the oversight and the authority of the Board.

                1.2. The Executive agrees, to perform his duties faithfully and to the best of his ability. Notwithstanding the foregoing but subject to Section 7, the Executive may serve on the boards of other organizations and be engaged in other businesses as a principal, officer, director, consultant or advisor, provided that none of these activities conflict or interfere with his duties or responsibilities hereunder. The Company acknowledges that the Executive serves as the Chairman and Chief Executive Officer of Granahan McCourt Capital, LLC and Chairman and Chief Executive Officer of Granahan McCourt Acquisition Corporation (together with any other entities controlled by the Executive, the "GRANAHAN COMPANIES") and that such activities shall not violate this Agreement to the extent such activities do not relate to a Restricted Business (as defined below). Notwithstanding the foregoing, the Executive may, individually or through any of the Granahan Companies, participate in a transaction involving a Restricted Business to the extent the Company is unable or unwilling to participate.

        2. TERM. The term of employment of the Executive hereunder (the "TERM") shall commence on the Effective Date and shall continue until November 30, 2009. Thereafter, the Term shall automatically renew for additional one (1) year periods beginning on each December 1 thereafter unless the Company or the Executive provides the other with written notice of non-renewal not less than 90 days prior to the commencement of any such new one (1) year period (a "NON-RENEWAL NOTICE"). Notwithstanding the foregoing, prior to the expiration of the Term, the Agreement may be terminated in accordance with the provisions of Section 5. The date of termination of this Agreement, either by termination prior to the expiration of the Term or due to expiration of the Term, shall be referred to herein as the "TERMINATION DATE".

        3. COMPENSATION. The entirety of this Section 3 is subject to the terms of Section 5.2 below.

                3.1. NO INITIAL CASH COMPENSATION. The Company shall not initially pay the Executive compensation for his services in the form of cash. As of the Effective Date, except as provided in Section 4, all initial compensation payable to the Executive shall be in the form of equity in the Company and equity-based awards as provided in this
        Section 3. Pursuant to Section 3.6 below, the Executive's cash compensation treatment, if any, shall be reviewed by the Compensation and Governance Committee of the Board (the "COMPENSATION COMMITTEE") no less than annually, with cash compensation implemented in the discretion of the Compensation Committee.

                3.2. GRANT OF RESTRICTED STOCK UNITS AND RESTRICTED STOCK. On the Effective Date, and as compensation for the Executive's services through November 30, 2007, the Company shall grant to the Executive:

                (i) 1,250,000 restricted stock units (each such restricted stock unit an "RSU" and, collectively, the "RSUS"); such RSUs shall vest as provided in Section 3.3 and each RSU shall entitle the Executive to receive one share of the Company's Class A Common Stock ("COMMON STOCK") on a date that is two years after its applicable vesting date or, if earlier, upon the occurrence of certain events described in Section 3.7 or 5.2; and

                (ii) 2,500,000 restricted shares of Common Stock (each such restricted share a "RESTRICTED SHARE" and, collectively, the "RESTRICTED SHARES"); such Restricted Shares shall vest as provided in Section 3.4 or, if earlier, upon the occurrence of certain events described in
        Section 3.7 or 5.2. The Executive shall have the right to vote Restricted Shares at any time after the grant thereof unless and until such Restricted Shares are returned to the Company or have failed to vest within the time period allotted for such vesting.

                3.3. TIME-BASED VESTING. RSUs shall vest over time as follows: (i) 625,002 RSUs shall vest on the Effective Date, (ii) 104,167 RSUs shall vest on the last day of each calendar month beginning June 30, 2007 and ending October 31, 2007 and (iii) 104,163 RSUs shall vest on November 30,

2007. Notwithstanding the foregoing, no RSUs shall vest after the Termination Date except as expressly provided in Section 3.7 or 5.2.

                3.4. PERFORMANCE-BASED VESTING THROUGH NOVEMBER 30, 2007. The Restricted Shares granted pursuant to Section 3.2(ii) shall vest as provided in this Section 3.4. Any such Restricted Shares not vested as of November 30, 2007 shall expire on that date.

                (i) From 0 to 950,000 Restricted Shares, upon achievement of "Expected" level milestones as of November 30, 2007, shall vest upon, and to the extent of, the Executive's achievement (such achievement to be measured beginning December 1, 2006), as determined by the Compensation and Governance Committee of the Board (the "COMPENSATION COMMITTEE") in its sole discretion, of certain milestones as set forth on SCHEDULE 1 attached hereto;

                (ii) Up to an additional 950,000 Restricted Shares, upon achievement of "Maximum" level milestones as of November 30, 2007, shall vest upon, and to the extent of, the Executive's achievement (such achievement to be measured beginning December 1, 2006), as determined by the Compensation Committee in its sole discretion, of certain milestones as set forth on SCHEDULE 1 attached hereto; and

                (iii) Up to an additional 600,000 Restricted Shares shall vest, to the extent determined by the Compensation Committee in its sole discretion, upon _____________________*. The Compensation Committee may, in its sole discretion, make additional equity awards to the Executive upon ___________________*. In the event the Executive does not then hold sufficient unvested Restricted Shares to vest the amount required by this Section 4.3(iii) upon __________________* on or before November 30, 2007, the Executive shall be granted additional Restricted Shares, as necessary, to provide the Executive with the intended benefit of this
        Section 4.3(iii) and the appropriate number of Restricted Shares shall vest on November 30, 2007.

                3.5. ADJUSTMENT. In the event of any equity investment made by any third party in the Company, the Executive shall be offered the right to participate in such financing, on terms no less favorable to the Executive as those provided to such third party, to the extent necessary to maintain the fully diluted percentage interest in the Company represented by the RSUs and Bonus Restricted Shares prior to such financing.

                3.6. FUTURE COMPENSATION. The equity and equity-based compensation granted to the Executive, as well as the Executive's cash compensation treatment, if any, shall be reviewed by the Compensation Committee from time to time (but not less than annually) with increases thereto (but not decreases) made in its sole discretion. In the event the Company makes equity-based grants or implements cash-based compensation programs for the senior executives of the Company generally during the Term, the Executive shall be entitled to receive similar equity-based grants and similar participation in cash-based programs, at a level commensurate with his position as determined by the Compensation Committee in its sole discretion.

        For each of the years of the Term beginning December 1, 2007 and December 1, 2008, respectively, the Compensation Committee shall determine base compensation payable to the Executive for each such year, including a vesting schedule with respect to any equity-based compensation, which shall be equal to the amount and type of compensation provided in Section 3.2(i).

        For the year of the Term beginning December 1, 2007 and for each year beginning on each December 1 thereafter, the Compensation Committee shall determine milestones and related bonus compensation available to the Executive based on achievement of certain Company goals, including vesting criteria with respect to any equity-based compensation. For each of the years of the Term beginning December 1, 2007 and December 1, 2008, respectively, the bonus compensation available to the Executive shall be in the form of Restricted Shares and, for each such year, not less than 250,000 Restricted Shares shall be available for vesting upon Executive's achievement of milestones set by the Compensation Committee in accordance with this Section 3.6. The term "BONUS RESTRICTED SHARES" shall mean, at any time, the outstanding Restricted Shares then available for vesting upon achievement of milestones set in accordance with this Section 3.6. If applicable, for the year of the Term beginning December 1, 2009 and for each year beginning on each December 1 thereafter, the Compensation Committee shall determine bonus compensation in its sole discretion.

                3.7. EFFECT OF CHANGE IN CONTROL. Upon the consummation of a Change in Control, (i) all unvested RSUs, all unvested Bonus Restricted Shares (up to the "Expected" level with respect to each milestone unless the Compensation Committee, in its sole discretion, determines that a higher level of achievement has been reached, in which case such higher level of unvested Bonus Restricted Shares shall vest), and all other unvested equity-based awards granted to the Executive shall accelerate and become fully vested and paid to the Executive and (ii) to the extent the Executive holds vested stock options, he shall have three (3) years following the Termination

        Date in which to exercise such options or, if longer, the applicable period for exercise as provided in the agreement granting such options.

        In the event of any Change in Control, the Company shall pay to the Executive, in cash, the amount of any U.S. federal excise tax payable by the Executive on any "excess parachute payment" (as such term is defined in the U.S. Internal Revenue Code and which shall include any payment made pursuant to this paragraph) paid by the Company to the Executive pursuant to this Agreement.

                3.8. CHANGE IN CONTROL DEFINED. A "Change of Control" shall be deemed to have occurred if:

                (i) any "person" (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")), other than the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities; or

                (ii) any of the following shall occur: (A) the complete liquidation of the Company, (B) the sale or disposition of the Company,
        (C) the sale or disposition of all or substantially all of the Company's assets, or (D) the Company consummates a plan of merger or consolidation of the Company with any other corporation, except for a merger or consolidation in which the security holders of the Company immediately prior to the merger or consolidation continue to own at least seventy percent (70%) of the voting securities of the new, continued or surviving entity immediately after such merger or consolidation.

                3.9. REGISTRATION. In the event the Company files a new registration statement under the Securities Act of 1933 covering the offer and sale by it or any of its equity holders of equity in the Company for cash, the Company shall make commercially reasonable efforts to include in such registration, at the expense of the Company, any Common Stock then held by the Executive and any unissued Common Stock subject to issuance upon the vesting and/or exercise of outstanding equity-based awards granted to the Executive, subject to cutback by the Board if and to the extent the Board, in its sole discretion, determines that inclusion of the Executive's Common Stock in such registration will have an adverse effect upon such offering.

                3.10. WITHHOLDING. At the Executive's sole election, the Executive may satisfy the tax withholding obligations, for the Company's minimum income and employment withholding obligations with respect to the Executive, arising from the vesting of any Restricted Share, or the vesting or distribution of shares related to any other equity-based award, by paying cash to the Company (either directly or through withholding from cash compensation, if any) or by withholding stock units or shares of Common Stock, as appropriate.

        4. EXECUTIVE BENEFITS. In the event the Company, in the sole discretion of the Compensation Committee, provides retirement or welfare benefits and/or other perquisites to senior executives of the Company generally, the Executive shall be entitled to receive the same benefits and perquisites during the Term. In addition, the Executive shall be entitled to receive the following employee benefits (collectively, with the benefits contemplated by this Section 4, the "BENEFITS"):

                4.1. The Company shall reimburse the Executive from time to time for the reasonable business expenses incurred by the Executive in connection with the performance of his obligations hereunder upon presentation of reasonable and appropriate documentation of such items.

                4.2. Upon execution and delivery of this Agreement by each party, the Company will reimburse the Executive for the reasonable attorneys fees and expenses actually incurred by the Executive related to the preparation and review of this Agreement, up to a maximum amount of $20,000.

                4.3. Nothing contained herein is intended or shall be construed to require the Company to institute or retain any particular plan, insurance or benefit. Notwithstanding anything in this Agreement to the contrary, the Company may from time to time change, terminate or substitute a plan or program under which one or more of the Benefits are provided to the Executive.

        5.      TERMINATION DATE; CONSEQUENCES FOR COMPENSATION AND BENEFITS

                5.1. DEFINITION OF TERMINATION DATE. The first to occur of the following events shall be the Termination Date:

                        5.1.1. The Executive's disability, with the nature and
                extent of such disability being determined by an examination by an independent physician mutually selected by the Board and the Executive (or, if the parties cannot agree on a physician, then each shall select an independent physician who shall together select a third independent physician who shall make the determination of disability (the fees for each of such physicians to be paid by the Company)), causing a material, detrimental effect on the Executive's ability to perform his duties under this Agreement for a period of time lasting longer than three (3) consecutive months or six (6) months total in any twelve (12) month period; PROVIDED, however, that no termination under this paragraph shall be effective until either: (i) the Company has provided the Executive with written notice of its intent to terminate this Agreement and the Executive has failed to return to performing his duties without such material, detrimental effect within 30 days of such notice or (ii) the Executive has failed to perform his duties without such material, detrimental effect upon such return for an additional consecutive 60 day period and, after such consecutive 60 day period, the Company has provided the Executive with written notice of his termination due to disability;

                        5.1.2. The Executive's death;

                        5.1.3. Voluntary resignation by the Executive after one
                of the following events shall have occurred ("RESIGNATION WITH GOOD REASON"), which event shall be specified to the Company by the Executive in a written notice at the time of such resignation:

                        (i) the assignment to the Executive of any duties inconsistent with the Executive's status as Chairman and CEO of the Company (including by reason of the Company becoming a subsidiary of another company) or an adverse alteration in the nature or status of the Executive's title or responsibilities;

                        (ii) (ii) the material non-performance or material breach of this Agreement by the Company, including failure to permit the Executive to participate in equity-based compensation plans, or other benefit or compensation plans, provided to senior executives in accordance with Section 3.6, which is not cured within thirty (30) days after written notice from the Executive to the Board setting forth the nature of the non-performance or breach; or

                        (iii) the delivery to Executive by the Company of a valid Non-renewal Notice.

                        5.1.4. Voluntary resignation by the Executive that is not a Resignation with Good Reason ("GENERAL RESIGNATION"), which resignation shall not take effect sooner than 30 days after the giving of such notice to the Company or such lesser period as the Company, in its sole discretion, shall determine after receipt of such notice;

                        5.1.5. Discharge of the Executive by the Company after one or more of the following events shall have occurred ("DISCHARGE FOR CAUSE"), which event shall be specified to the Executive by the Company in a written notice at the time of discharge:

                        (i) the Executive's conviction of, or entry of a plea of guilty or nolo contendere to, any felony;

                        (ii) the Executive's commission of any unlawful act involving embezzlement, fraud, misappropriation of Company property or diversion of a corporate opportunity of the Company to a Restricted Business;

                        (iii) the Executive willfully engaging in conduct which is demonstrably and materially injurious to the Company; or

                        (iv) material non-performance or material breach of this Agreement by the Executive which is not cured within thirty (30) days (the "CURE PERIOD") after written notice from the Board to the Executive setting forth the nature of the non-performance or breach; PROVIDED, however, that the Company may terminate the Executive's employment under this paragraph prior to the end of the Cure Period if the Board determines, in its sole discretion, that Executive failed to conduct himself strictly in accordance with
                                Section 1 of this Agreement during the Cure
                                Period.

                        5.1.6. Discharge of the Executive by the Company that is not a Discharge for Cause ("GENERAL DISCHARGE"), which discharge shall take effect immediately upon the giving of notice thereof to the Executive by the Company unless otherwise provided by the Company therein.

                        5.1.7.  Expiration of the Term in accordance with
                Section 2 following a timely Non-renewal Notice ("EXPIRATION").

                5.2. CONSEQUENCES OF TERMINATION WITH RESPECT TO COMPENSATION AND BENEFITS.

                        5.2.1. DEATH OR DISABILITY. If the Termination Date
                occurs by reason of the Executive's death or disability as set forth in Sections 5.1.1 or 5.1.2 above, then:

                        (i) the Executive, or his Beneficiary (as defined below), shall receive any vested but unpaid rights or benefits the Executive may have accrued as of the Termination Date under any Benefit plans of the Company provided in Section 4 above or under any compensation plan, whether equity-based or cash-based, payable in accordance with the respective terms of the plans, practices and arrangements under which such Benefits or compensation were accrued (the "VESTED ARRANGEMENTS");

                        (ii) all unvested RSUs shall accelerate and become fully vested, and the shares of Common Stock underlying all then vested RSUs shall be delivered to the Executive, upon the Termination Date;

                        (iii) as determined by the Compensation Committee in its sole discretion, a number of unvested Bonus Restricted Shares and all other unvested equity-based awards granted to the Executive shall accelerate and become fully vested upon the Termination Date based upon the level of achievement by the Executive of applicable milestones as of the Termination Date and all remaining unvested Bonus Restricted Shares shall be returned to the Company;

                        (iv) to the extent the Executive holds vested stock options (whether vested on or prior to the Termination Date), he or his Beneficiary shall have three (3) years following the Termination Date in which to exercise such options, or, if longer, the length of time provided for post-termination exercise per the award agreement granting such option; and

                        (v) to the extent the Executive (and any eligible dependents) was receiving health benefits immediately prior to the Termination Date, he (and any eligible dependents) shall continue to receive such health benefits for a period of twelve (12) months thereafter.

                        5.2.2. NON-SEVERANCE EVENT. If the Termination Date
                occurs by reason of General Resignation, Discharge for Cause or Expiration (provided that such Expiration is not preceded by a Resignation for Good Reason based upon Subsection 5.1.3(iii) above), as set forth in Sections 5.1.4, 5.1.5 or 5.1.7 above, then:

                        (i)     the Executive shall receive the Vested
                                Arrangements;

                        (ii) all unvested RSUs shall be returned to the Company;

                        (iii) all unvested Bonus Restricted Shares shall be returned to the Company; and

                        (iv) to the extent the Executive holds vested stock options, he or his Beneficiary shall have three
                                (3) years following the Termination Date in which to exercise such options, or, if longer, the length of time provided for post-termination exercise per the award agreement granting such option.

                        5.2.3. SEVERANCE EVENT. If the Termination Date occurs
                by reason of Resignation with Good Reason or General Discharge as set forth in Sections 5.1.3 or 5.1.6 above, then:

                        (i)     the Executive shall receive the Vested
                                Arrangements;

                        (ii) all unvested RSUs shall accelerate, become fully vested and be delivered to the Executive; unvested Bonus Restricted Shares in an amount equal to (A) the number of whole months elapsed in a year, beginning on December 1 and ending on the next subsequent November 30, for which such Bonus Restricted Shares are available, multiplied by (B) 104,167 shall accelerate and become fully vested upon the Termination Date; all remaining unvested Bonus Restricted Shares shall be returned to the Company upon the Termination Date; and all other unvested equity-based awards granted to the Executive shall accelerate and become fully vested upon the Termination Date;

                        (iii) to the extent the Executive holds vested stock options, he shall have three (3) years following the Termination Date in which to exercise such options, or, if longer, the length of time provided for post-termination exercise per the award agreement granting such option; and

                        (iv) to the extent the Executive (and any eligible dependents) was receiving health benefits immediately prior to the Termination Date, he (and any eligible dependents) shall continue to receive such health benefits for a period of twelve (12) months thereafter.

                        Notwithstanding the foregoing, the acceleration of any
                Restricted Shares pursuant to this Section 5.2.3 shall be subject to the Executive executing and delivering a release of the Company covering all actions of the Company up to and including the Termination Date.

        6.      INDEMNIFICATION; D&O INSURANCE.

                6.1. INDEMNIFICATION. The Company shall indemnify the Executive against all loss, cost, liability and expense arising from the Executive's service to the Company or any Affiliate, whether as officer, director, employee, fiduciary of any employee benefit plan or otherwise, upon terms at least as favorable to the Executive as those provided by the Certificate of Incorporation and By-laws of the Company on the date hereof. Such indemnity shall not apply where the Executive's gross negligence or willful misconduct have given rise to a claim for indemnification.

                6.2. D&O INSURANCE. The Company shall maintain, for the benefit of the Executive, director and officer liability insurance in form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company for any of its officers or directors at such time, or, if more favorable, that maintained by the Company for any of its officers or directors as of December 1, 2006. In addition, the Company acknowledges that the Executive has secured a certain supplemental director and officer liability insurance policy for the benefit of himself and the Company shall, from time to time, promptly reimburse the Executive for the premiums to maintain such policy upon presentment of reasonable receipts showing payment of such premiums by the Executive.

        7. AGREEMENT NOT TO COMPETE. During the period of employment and for six (6) months following the Termination Date (which applicable period will automatically be extended by a period of time equal to any period in which the Executive is in breach of any obligations under this Section 7, including any such extension (the "RESTRICTED PERIOD")), the Executive will not engage, directly or indirectly, as a proprietor, equityholder, investor (except as a passive investor holding less than 2% of the outstanding capital stock of a company or mutual fund), lender, partner, director, officer, employee, consultant, or representative, or in any other capacity, in any Restricted Business (except as expressly allowed in Section 1.2), in the United States, Canada, the European Union or in any other geographic area in which the Company or any of its subsidiaries are doing business on or prior to the Termination Date. "RESTRICTED BUSINESS" shall mean a business providing or seeking to provide video and audio streaming via the internet in a manner the same as, or similar to, the Company's telvOS platform.

        8.      AGREEMENT NOT TO SOLICIT.

                8.1.    NON-SOLICITATION OF EMPLOYEES, ETC. For a period of six
        (6) months after the Termination Date, without the express, prior, written consent of a majority of the disinterested members of the Board, the Executive will not directly or indirectly recruit, solicit, induce, or attempt to induce any of the employees or independent contractors of the Company or any of its subsidiaries (except for such persons who had prior relationships with any of the Granahan Companies prior to their relationship with the Company) to terminate their employment or contractual relationship with the

        Company or such subsidiary; and will not knowingly assist any other person or entity to do so.

                8.2. NON-SOLICITATION OF CUSTOMERS, SUPPLIERS, ETC. For a period of twelve (12) months after the Termination Date, without the express, prior, written consent of a majority of the disinterested members of the Board, the Executive will not directly or indirectly divert, take away, or attempt to divert or take away, from the Company or any of its subsidiaries any of the vendors, suppliers, customers, clients, or accounts in connection with any Restricted Business, or induce or attempt to induce any such person or entity to reduce the amount of business it does with the Company or any of its subsidiaries, and the Executive will not knowingly assist any other person or entity to do so; PROVIDED, however, that nothing in this Section 8.2 shall be deemed to prohibit the Executive from calling upon or soliciting a customer or supplier during such period if such action relates solely to a business which is not a Restricted Business.

        9.      NON-DISPARAGEMENT.

                9.1 EXECUTIVE. For a period of eighteen (18) months following any Termination Date, regardless of the reason, the Executive shall not publicly or privately disparage the Company or any of its employees or directors, or products or other assets in any communication to or with any third party.

                9.2 COMPANY. For a period of eighteen (18) months following any Termination Date, regardless of the reason, the Company shall not publicly or privately disparage the Executive in any communication to or with any third party.

        10. CONFIDENTIAL INFORMATION. Both during and following the term of this Agreement and the Executive's employment with the Company, the Executive will maintain the confidentiality of all confidential or proprietary information of the Company and/or any of its subsidiaries (including without limitation all such information acquired by the Executive before the date hereof), all of which will be and remain the exclusive property of the Company and/or its respective subsidiaries, as the case may be, and except as previously authorized in writing by the Company, and except with respect to information (including office practices and procedures) that has otherwise become public or generally known in the industry in which the Company operates through no action or omission on the part of the Executive, will not disclose any such information to any third party, or use it for any purpose other than in the discharge of his employment duties and responsibilities hereunder. The Executive shall not have any obligation hereunder to keep confidential any information to the extent disclosure of such information is required by law, or determined in good faith by the

Executive, on the advice of counsel, to be necessary or appropriate to comply with any legal or regulatory order, regulation or requirement; provided, however, that in the event disclosure is required by law, the Executive shall provide the Company with reasonable notice of such requirement so that the Company may seek an appropriate protective order. Upon the termination of the Executive's employment with the Company, the Executive will promptly return to the Company all Company property, including without limitation all documents and other tangible media that contain or reflect any confidential or proprietary information of the Company and/or its subsidiaries (including all copies, reproductions, digests, abstracts, analyses, and notes) in his possession or control, and will destroy any related files (whether stored electronically, magnetically, optically, or otherwise) containing confidential or proprietary information on any equipment not owned by the Company or its subsidiaries.


                11. COMPLIANCE WITH BOARD AND COMPANY POLICIES. The Executive agrees that he will abide by all Company policies in all material respects, including policies set by the Board, including without limitation policies regarding ethics, integrity and personal conduct. The Executive agrees to use his best efforts to conduct himself and the business of the Company in good faith and in accordance with the highest standards of compliance with all laws and regulations applicable in the United States, the United Kingdom and all jurisdictions in which the Company does business.

                12. ARBITRATION. In the event that any party hereto has any claim hereunder, the party shall promptly notify the other party of such claim. If within 30 days of the receipt of such notice of claim, the parties cannot agree on a resolution of such claim, the parties agree to submit such dispute to binding arbitration to be held in New York, New York under the employment rules of the American Arbitration Association. Any such arbitration shall be conducted by three arbitrators, one of whom shall be selected by the Executive or his estate, one of whom shall be selected by the Company, and one of whom shall be selected by the arbitrators so selected. The expenses of any such arbitration shall be paid by the non-prevailing party, as determined by the final order of the arbitrators.

                13. NOTICES. All notices, requests, payments, instructions or other documents to be given hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if (i) delivered personally (effective upon delivery), (ii) sent by a reputable, established courier service that provides evidence of delivery and guarantees next business day delivery (effective the next business day), or (iii) sent by telecopier followed within 24 hours by confirmation by one of the foregoing methods (effective upon receipt of the telecopy in complete, readable form), addressed as follows (or to such other address as the recipient party may have furnished to the sending party for the purpose of this Section 13):

                (a)      If to the Company, to:

                John J. Whyte
                Narrowstep Inc., Chairman Compensation and Governance Committee 1170 Gulf Boulevard, Suite 102
                Clearwater, FL 33767
                Fax: 727.517.3200

                with a copy sent at the same time and by the same means to:

                Glen R. Openshaw, Esq.
                Bingham McCutchen LLP
                150 Federal Street
                Boston, MA  02110
                Fax: 617-951-5032

                (b)      If to the Executive, to:

                David C. McCourt
                at the then-current address on file for the Executive in the Company's records with a copy sent at the same time and by the same means to:

                Kelly A. Starr, Esq.
                Vedder Price Kaufman & Kammholz, P.C.
                222 N. LaSalle St., Suite 2600
                Chicago, IL  60601-1003
                Fax:  312-609-5005

        14. GOVERNING LAW. This Agreement shall be deemed a contract made and performed in the State of Delaware, and shall be governed by the laws of the State of Delaware.

        15. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement of the parties and may be altered or amended or any provision hereof waived only by an agreement in writing executed by the party against whom enforcement of any alteration, amendment, or waiver is sought. No waiver by any party of any breach of this Agreement shall be considered as a waiver of any subsequent breach.

        16. BINDING OBLIGATIONS. This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective successors and assigns.

        17. ASSIGNABILITy. Neither this Agreement nor any benefits payable to the Executive hereunder shall be assigned, pledged, anticipated, or otherwise alienated by the Executive, or subject to attachment or other legal process by any creditor of the Executive, and notwithstanding any attempted assignment, pledge, anticipation, alienation, attachment, or other legal process, any benefit payable to the Executive hereunder shall be paid only to the Executive or to his estate. Notwithstanding the foregoing, the Executive shall be permitted to transfer to a spouse, child or a trust for the benefit of the Executive or such individuals any securities issued to him pursuant to this Agreement and, upon vesting (in the case of Restricted Stock) or delivery (in the case of Restricted Stock Units), Common Stock issued to the Executive pursuant to this Agreement shall be freely transferable by the Executive, subject to applicable securities laws, rules and regulations.

        18. ATTORNEY'S FEES. In the event that any action is brought to enforce any of the provisions of this Agreement, or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of one of the parties to this Agreement, all expenses, including reasonable attorneys' fees, shall be paid by the non-prevailing party.

        19. BENEFICIARY. The term "Beneficiary" as used herein shall mean the beneficiary named by the Executive in a writing delivered to the Company (and which may be changed from time to time), or, if there is no such named beneficiary or if such beneficiary does not survive the Executive, then "Beneficiary" shall mean the Executive's surviving spouse, or, if there no surviving spouse, then the Executive's estate. Upon the death of the Executive, any payments or benefits due to the Executive from the Company shall be paid to the Executive's Beneficiary.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the Company, by its director hereunto duly authorized, and the Executive have signed and sealed this Agreement as of the date first written above.

                               NARROWSTEP INC.


                               By: /s/ John J. Whyte
                                   -----------------------------
                               Name:   John J. Whyte
                               Title:  Director and Chairman of the
                               Compensation and Governance Committee



                               /s/ David C. McCourt
                               -------------------------------
                               David C. McCourt







                    [Signature page to Employment Agreement]

                                                                      Schedule 1
                                                                      ----------

                SCHEDULED VESTING OF 2007 BONUS RESTRICTED SHARES


                                                            Number of Restricted
                                                            Shares Schedules to
Milestones                                                          Vest
----------                                                  --------------------

1.  ________________________________________________*:
         Threshold:        10,000                                     0
         Expected:         20,000                               200,000
         Maximum:          30,000                               400,000
2.  ________________________________________________*
         Threshold:                                                   0
         Expected:                                              200,000
         Maximum:                                               400,000
3.  ________________________________________________*
         Threshold:                                                   0
         Expected:                                              350,000
         Maximum:                                               700,000
4.  ________________________________________________*
         Threshold:                                                   0
         Expected:                                              200,000
         Maximum:                                               400,000

Totals
         Threshold:                                                   0
         Expected:                                              950,000
         Maximum:                                             1,900,000

NOTE: Each milestone listed above represents the opportunity to achieve vesting of a number of 2007 Bonus Restricted Shares indicated above with respect to each milestone depending on the level of achievement. The "Maximum" level indicated for each milestone is not in addition to any vesting resulting from meeting a lower performance level but, instead, represents an absolute cap on vesting of 2007 Bonus Restricted Shares with respect to such milestone. Performance at or above the "Maximum" level for a milestone will result in the vesting of the indicated Maximum number of 2007 Bonus Restricted Shares for that milestone. Proportionate adjustments will be calculated for performance achieved between "Threshold" and "Expected" levels and between "Expected" and "Maximum" levels.